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                                                                   EXHIBIT 1(a)3

                              AMENDED AND RESTATED

                              CERTIFICATE OF TRUST

                                       OF

                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3


         This Certificate of Trust ("Certificate") is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. Code Ann. Tit. 12
Section 3810 et. seq.) and sets forth the following:

         1. The name of the trust is hereby amended to: North American Funds Variable Product Series II (the "Trust"), originally formed under the name American General Series Portfolio Company 3 on May 6, 1998.

         2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

                                   The Corporation Trust Company
                                   1209 Orange Street
                                   Wilmington, New Castle County, Delaware 19801

         3.   This Certificate is effective upon filing.

         4. The Declaration of Trust is on file with the Secretary of the Trust and was executed and made on behalf of the Trust by the Trustees of the Trust, as Trustees of the Trust, and not individually, and the obligations of such instrument are not binding upon any of the Trustees of the Trust individually or upon the holders of beneficial interest in the Trust, but are binding only upon the assets and property of the Trust, or the respective series of the Trust, as the case may be.

         5. This Trust is a Delaware business trust and is registered under the Investment Company Act of 1940. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing


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              with respect to a particular series of the Trust shall be
              enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

         IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Certificate on this 25th day of September, 2000.



                                                  /s/ Kent E. Barrett
                                                  ------------------------------
                                                  Kent E. Barrett
                                                  Trustee




STATE OF TEXAS
COUNTY OF HARRIS

         Before me this 25th day of September, 2000, personally appeared the above-named Kent E. Barrett, known to me to be the person who executed the foregoing instrument and who acknowledged that he executed the same.



                                                  /s/ Krista M. Boaz
                                                  ------------------------------
                                                  Notary Public

[seal]

My commission expires June 15, 2003